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                                                             Exhibit 10


                      THE OHIO CASUALTY INSURANCE COMPANY
                       DEFERRED COMPENSATION PROGRAM II


                              (Dan R. Carmichael)


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                      THE OHIO CASUALTY INSURANCE COMPANY

                       DEFERRED COMPENSATION PROGRAM II

                              (Dan R. Carmichael)



                                    PURPOSE

Effective May 18, 2006, The Ohio Casualty Insurance Company establishes The Ohio Casualty Insurance Company Deferred Compensation Program II to provide the deferred compensation promised to Dan R. Carmichael in Section 3.03[2] of the Employment Agreement By and Between the Ohio Casualty Corporation and Dan R. Carmichael effective December 1, 2005. Although it is not a direct party to this Program, the Ohio Casualty Corporation joins in this Program to the extent needed to enable the Corporation to discharge its obligations under the Employment Agreement.

                           SECTION ONE - DEFINITIONS

Whenever used in this Program, the following words and phrases will have the meanings given below. Other words and phrases also may be defined in the Program text.

1.01 Account. The recordkeeping account established under the Program for the Executive.

1.02 Beneficiary. The person the Executive names to receive any Program benefits that are unpaid when the Executive dies. If the Executive has not effectively named a Beneficiary or, if all named Beneficiaries predecease the Executive, the Executive's Beneficiary will be his surviving spouse, if any, or, if there is no surviving spouse, his estate.

1.03  Board.  The Board of Directors of The Ohio Casualty Insurance Company.

1.04  Code.  The Internal Revenue Code of 1986, as amended.

1.05 Committee. The Compensation Committee of the Board or any other committee designated by the Board to administer the Program.

1.06 Company. The Ohio Casualty Insurance Company, an Ohio corporation, and any successor thereto.

1.07 Corporation. Ohio Casualty Corporation, an Ohio corporation, and any successor thereto.

1.08 Earnings. The measure of earnings applied to the Account based upon the one-year LIBOR published in The Wall Street Journal for the first business day of each Program Year.

1.09  Effective Date.  May 18, 2006.


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1.10  Employment Agreement.  The Employment Agreement By and Between Ohio
Casualty Corporation and Dan R. Carmichael effective December 1, 2005.

1.11  Executive.  Dan R. Carmichael.

1.12 Unforeseeable Emergency. A severe financial hardship as described in Code Section 409A and regulations or guidance issued thereunder as:

      [1] An illness or accident incurred by the Executive, his spouse or dependent (as described in Code Section 152(A); or

      [2] The loss of the Executive's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

      [3] Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Executive's control.

1.13 Group. Collectively, the Corporation, the Company and all entities related through common control (determined in accordance with Sections 414(b), (c), (m) and (o) and 409A of the Code).

1.14 Program. The Ohio Casualty Insurance Company Deferred Compensation Program II, as described in this document and any amendments to it.

1.15 Program Year. The calendar year; provided, however, that the first Program Year shall begin on the Effective Date and end on December 31, 2006.

1.16 Termination of Employment. Discontinuance of the Executive's status as a common law employee of all Group members; provided, however, that for purposes of this Program, the Executive will not be deemed to have had a Termination of Employment if such Executive continues to be or becomes a member of the Board or becomes an independent contractor, leased employee or consultant to the Company or Corporation if such continuing relationship results in more than insignificant services in accordance with Code Section 409A and Treasury Regulations issued thereunder.

                         SECTION TWO - PARTICIPATION

The Executive shall participate in the Program as of the Effective Date and in accordance with the terms of the Employment Agreement.


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                       SECTION THREE - PROGRAM BENEFIT

3.01 Account. As of the Effective Date, the Committee will establish an Account in the Executive's name. Subject to the terms of this Program, the Account will:

      [1] Be credited with the amount described in Section 3.02;

      [2] Periodically be adjusted to reflect Earnings as described in
          Section 3.03;

      [3] Be fully vested and nonforfeitable in accordance with Section
          4.01; and

      [4] Be distributed as provided in Sections 4.02, 4.03 and/or 4.04.

3.02 Contributions Credited to Account. The Company will credit the Executive's Account with amounts deferred by the Executive pursuant to the Employment Agreement which are compensation payable to the Executive which are reasonably anticipated to exceed the limitation or deductible compensation under Code Section 162(m) for a particular Program Year. Such amount shall be calculated as soon as administratively practicable after the end of the Program Year and deemed contributed to the Executive's Account as of such date.

3.03 Earnings Credited to Account. Earnings will be credited on an annual basis in accordance with the rate or method defined in Section 1.08. Such crediting will occur on the last day of the applicable period based on the Account balance at such time.

               SECTION FOUR - DISTRIBUTION OF PROGRAM BENEFITS

4.01 Vesting. All amounts allocated to the Executive's Account will be fully vested and nonforfeitable at all times.

4.02 Time and Form of Payment. Subject to this section and the terms of this Program, the Executive's Account balance will be distributed to the Executive in a single lump sum payment in cash as soon as administratively feasible following the January 15th of the first calendar beginning after the Executive's Termination of Employment.

Notwithstanding the foregoing, to the extent the Executive is a "specified employee" within the meaning of Code Section 409A, such payment may not commence for at least six (6) months following the Executive's Termination of Employment or in accordance with any such other time restrictions imposed by Code Section 409A and any regulations or guidance thereunder.

4.03 Unforeseeable Emergency. Upon determination of an Unforeseeable Emergency, the Executive may receive a distribution from the Program. The Executive must describe the nature and extent of the Unforeseeable Emergency. If an event constitutes an Unforeseeable Emergency and also qualifies for an in-service hardship withdrawal under any tax-qualified retirement plan maintained by the Corporation (or any other Group member) and in which the Executive participates, the Executive may not withdraw any amounts from the tax-qualified plan until he first exhausts amounts available under this Program. A distribution based on an


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Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the emergency need (which must include amounts necessary to pay any Federal, State or Local income taxes or penalties reasonably anticipated to result from the distribution.)

4.04  Special Distributions.

      [1] Employment Taxes. In accordance with Section 409A and the regulations and guidance issued thereunder, an Executive may receive a distribution under the Program (as an acceleration of the time or schedule of a payment) to pay the Federal Insurance Contribution Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), income tax at source on wages or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this acceleration provision must not exceed the aggregate of the FICA amount and the related income tax withholding.

      [2]  Income Inclusion Under Code Section 409A.  In accordance with
Section 409A and the regulations and guidance issued thereunder, an Executive may receive a distribution under the Program (as an acceleration of the time or schedule of a payment) at any time that the Program fails to meet the requirements of Code Section 409A and the regulations thereunder. The total payment may not exceed the amount required to be included in income as a result of the failure to comply.

4.05 Limit on Excess Parachute Payments. If the sum of the payments described in this Program and those provided under any other plan, program or agreement between the Executive and any Group member constitute "excess parachute payments" as defined in Code Section 280G(b)(1), the Company will either:

      [1] Reimburse the Executive for the amount of any excise tax due under Code Section 4999, if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under subsection 4.05[2]; or

      [2] Reduce the amounts paid to the Executive under this Agreement so that his total "parachute payment" as defined in Code Section 280G(b)(2)(A) under this and any other plan, program or agreement will be $1.00 less than the amount that would be an "excess parachute payment" if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under subsection 4.05[1].

4.06 Delayed Payments. In the event of a genuine dispute between the Company and an Executive regarding the amount or timing of benefits under the Program, a delay in the payment of amounts under this Program shall not cause the Executive to violate Code Section 409A to the extent that such delay satisfies the conditions set forth in Code Section 409A and applicable regulations thereunder.



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                             SECTION FIVE - TAXES

5.01 Withholding for Taxes Due on Program Payments. Regardless of any other provision of this Program, any payment due under Section 4 will be reduced by the amount of any federal, state and local income and wage taxes the Company is required to withhold under any applicable law or regulation from any payment made under Section 4.

5.02 Withholding for Taxes Due Before Payments Begin. The Committee and the Executive will agree on the method to be applied to pay the Executive's portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Program benefit before that benefit is paid to the Executive. If the Committee and the Executive fail to agree on the method to be applied, the Company will withhold the amount of the Executive's liability from his other compensation.

5.03 Indemnification Under Code Section 409A. Regardless of any other provision of the Program, if the operation of the Program creates an excise tax on amounts payable from the Program under Code Section 409A, the Corporation will distribute an additional amount sufficient to ensure that the Executive (or the Executive's beneficiary, if appropriate) retains an amount as large as the amount he would have retained but for such operation. This undertaking applies to the effect of the excise taxes arising under Code Section 409A as well as any other excise taxes that might apply as a result of those taxes or this indemnification.

                         SECTION SIX - ADMINISTRATION

6.01 Appointment of Committee. The Program will be administered by the Committee.

6.02 Powers and Duties. The Committee is fully empowered to exercise complete discretion to administer the Program and to construe and apply all of its provisions.

These powers and duties include:

      [1] Subject to Section 6.07, resolving disputes that may arise with regard to the rights of the Executive and his legal representatives under the terms of the Program. The Committee's decisions in these matters will be final in each case;

      [2] Obtaining from the Company, each Group member and the Executive information that the Committee needs to determine the Executive's rights and benefits under the Program. The Committee may rely conclusively upon any information furnished by the Company or the Executive;

      [3] Compiling and maintaining all records it needs to administer the Program;

      [4] Upon request, furnishing the Company with reasonable and appropriate reports of its administration of the Program;

      [5] Authorizing the distribution of all benefits that are payable under the Program;


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      [6]  Engaging legal, administrative, actuarial, investment, accounting, consulting and other professional services that the Committee believes are necessary and appropriate;

      [7] Adopting rules and regulations for the administration of the Program that are not inconsistent with the terms of the Program; and

      [8]  Doing and performing any other acts provided for in the Program.

Also, the Committee may delegate any of the powers and duties described in subsections 6.02[2] through [4] to any other person or organization, as it deems appropriate.

6.03 Actions by the Committee. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint one of its members to act as secretary to record all Committee action. The Committee also may authorize one or more of its members to execute papers and perform other ministerial duties on behalf of the Committee.

6.04 Indemnification. The Committee will be indemnified to the fullest extent permitted by the Corporation's certificate of incorporation and by-laws.

6.05 Conclusiveness of Action. Subject to Section 6.07, any action on matters within the discretion of the Committee will be conclusive, final and binding upon the Executive and upon all persons claiming any rights under the Program.

6.06  Payment of Expenses.

      [1] Committee members will not be separately compensated for their services as Committee members. However, the Company will reimburse Committee members for all appropriate expenses they incur while carrying out their Program duties.

      [2] The compensation or fees of accountants, counsel and other specialists and any other costs of administering the Program will be paid by the Company.

6.07  Resolution of Disputes.

      [1] Arbitration will be the exclusive means of resolving all disputes or questions arising out of or relating to this Program. Any arbitration proceeding will be conducted before a panel of three arbitrators, one appointed by the Company, a second appointed by the Executive and a third appointed by those two arbitrators. Any arbitration may be initiated by either the Company or the Executive by written notice to the other specifying the subject of the requested arbitration and appointing the initiating party's arbitrator.

      [2] The arbitration will take place in Cincinnati, Ohio and will be conducted in accordance with the rules of the American Arbitration Association in effect when the arbitration begins. Any determination or award made or approved by at least two of the arbitrators will be final and binding on the Company and the Executive. Judgment upon


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      any award made in any arbitration may be entered and enforced in any court having competent jurisdiction.

      [3] The costs of arbitration will be borne solely by the person by whom they are incurred.



                       SECTION SEVEN - PROGRAM AMENDMENT

The Company, by action of the Board, may modify, alter or amend the Program at any time. However, no amendment may affect the Executive's right to receive the value of benefits accrued under the Program before the effective date of that amendment unless the Executive agrees to that reduction either in a separate written agreement or by voting, as a member of the Board, for the reduction in benefits. Notwithstanding the foregoing, this Plan may be amended by action of the Committee and without the consent of the Executive in order to comply with the provisions of Code
Section 409A.

                     SECTION EIGHT - TERMINATION OF PROGRAM

8.01 Right to Terminate. The Company, by action of the Board, may terminate the Program in whole or in part at any time. However, no termination may affect the Executive's right to receive the value of benefits accrued under the Program before the effective date of that termination unless the Executive agrees to that reduction either in a separate written agreement or by voting, as a member of the Board, for the reduction in benefits.

8.02 Automatic Termination. This Program will automatically terminate as of the date the Executive has received all of the benefits he is entitled to receive under the terms of this document.

8.03 Merger and Consolidation. If the Program is merged into or consolidated with any other plan, the Executive will be entitled to a benefit amount immediately after the merger or consolidation (determined as if the surviving plan had then terminated) at least equal to the benefit amount he had accrued immediately before the merger or consolidation (determined as if the Program terminated immediately before that merger or consolidation).

8.04 Successor Employer. If the Company dissolves, reorganizes, merges into or consolidates with another business entity, provision may be made by which the successor will continue the Program, in which case the successor will be substituted for the Company under the terms and provisions of this Program. The substitution of the successor for the Company will constitute an assumption by the successor of all Program liabilities and the successor will have all of the powers, duties and responsibilities of the Company under the Program.

                            SECTION NINE - FUNDING

This Program constitutes an unfunded, unsecured promise by the Company to pay only those


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benefits that are accrued by the Executive under the terms of the Program.
Neither the Company nor any Group member will segregate any assets into a fund established exclusively to pay Program benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor any Group member is liable for the payment of Program benefits that are actually paid from a trust established for that purpose. Also, the Executive has only the rights of a general unsecured creditor and does not have any interest in or right to any specific asset of the Company or any Group member. Nothing in this Program constitutes a guarantee by the Company, any Group member or any other entity or person that the assets of the Company, any Group member or any other entity will be sufficient to pay Program benefits.

                         SECTION TEN - MISCELLANEOUS

10.01 Voluntary Program. The Program is purely voluntary on the part of the Company; neither the establishment of the Program nor any amendment to it nor the creation of any fund or account nor the payment of any benefits may be construed as giving any person [1] a legal or equitable right against the Company, any Group member or the Committee other than those specifically granted under the Program or conferred by affirmative action of the Committee or the Company or any Group member in a manner that is consistent with the terms and provisions of this Program or [2] the right to be retained as an employee.

10.02 Nonalienation of Benefits. The Executive's right to receive Program benefits may not be assigned, transferred, pledged or encumbered, including by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge, encumber or devise a Program benefit will be null and void and of no legal effect.

10.03 Inability to Receive Benefits. Any Program benefit payable to the Executive after he is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his person or estate. Also, if the Committee, in its sole discretion, concludes that the Executive is unable to manage his financial affairs, the Committee may, but is not required to, direct the Company to distribute Program benefits to any one or more of his spouse, lineal ascendants or descendants or other close living relatives of the Executive who demonstrates to the satisfaction of the Committee the propriety of those distributions. Any payment made under this Section will completely discharge the Program's liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.

10.04 Inability to Locate Executive. The Executive is obligated to keep the Committee apprised of his current mailing address. The Committee's obligation to search for the Executive is limited to sending a registered or certified letter to the Executive's last known address. If the Executive does not file a claim for benefits with the Committee, all unpaid Program benefits will be forfeited no later than 12 months after benefits are otherwise payable.

10.05 Limitation of Rights. Nothing in the Program, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than the Company, the Group and the Executive) any right, remedy or claim under or by reason of this Program.


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10.06 Invalid Provision.  If any provision of this Program is held to be illegal or invalid for any reason, the Program will be construed and enforced as if the offending provision had not been included in the Program. However, that determination will not affect the legality or validity of the remaining parts of this Program.

10.07 One Program. This Program may be executed in any number of counterparts, each of which will be deemed to be an original.

10.08 Governing Law. The Program will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.

10.09 Coordination with other Programs. The Executive's right to any benefits accrued or payable under this Program will be determined solely by reference to the terms of this Program document and will be unaffected by any other document or agreement between the Executive and the Company or any other Group member.

IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Program to be effective as of May 18, 2006.


                         THE OHIO CASUALTY INSURANCE COMPANY





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                         By:  Debra K. Crane
                         Title:  Sr. Vice President, General
                                 Counsel & Secretary


                         OHIO CASUALTY CORPORATION




                         -----------------------------------------
                         By:  Debra K. Crane
                         Title:  Sr. Vice President, General
                                 Counsel & Secretary


                         DAN R. CARMICHAEL




                         -----------------------------------------
                         Date:
                               -----------------------------------




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                    THE OHIO CASUALTY INSURANCE COMPANY

                        DEFERRED COMPENSATION PROGRAM

                              (Dan R. Carmichael)

                                Acknowledgement

     By completing this application and signing below, I acknowledge that:

     - The terms of The Ohio Casualty Insurance Company Deferred Compensation Plan II fully implements the commitment described in Section 3.03[2] of the Employment Agreement effective December 1, 2005 by and between myself and the Ohio Casualty Corporation;

     - I have received a copy of, read and understand the Program document;

     - Participation in this Program gives me no additional employment rights;

     - No funds will be set aside into a trust or otherwise to pay Program benefits; these will be paid only from the Company's general assets; and

     - Any death benefit payable from the Program will be paid to the person I name on a separate beneficiary designation form.

     - Resolution of any dispute under the Program will be subject to the mandatory arbitration provision of Section 6.07.





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Dan R. Carmichael                            (Date signed)


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